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                                                                  Exhibit (d)(3)

                              EMPLOYMENT AGREEMENT

          This Employment Agreement (this "Agreement") is entered into as of __________, 2000 between BeautiControl, Inc., a Delaware corporation (the "Company"), and Jinger L. Heath (the "Executive").

          WHEREAS, the Company desires to employ the Executive to serve as Chairman of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

          1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the "Employment Period") shall commence as of the Effective Time of the merger of B-C Merger Corporation with and into the Company pursuant to the Agreement and Plan of Merger, dated as of September 13, 2000, among Tupperware Corporation ("Tupperware"), B-C Merger Corporation and the Company (the "Effective Date") and shall end on the fifth annual anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 hereof.

          2. Position and Duties; Responsibilities. (a) Position and Duties. The Company shall employ the Executive during the Employment Period as its Chairman. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities the duties assigned to the Executive hereunder and shall devote the Executive's full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive's reasonable best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Chief Executive Officer of the Company, may serve as a director of any other business corporation, provided that such activities or service do not interfere with the Executive's duties hereunder.

          (b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board of Directors of the Company (the "Board"), the Executive shall have the authority and responsibility for the creative function of the Company, including but not limited to (i) maintaining regular motivational contact with senior leaders in the Company's independent sales force, (ii) planning and selecting new products, colors and packaging, (iii) establishing and maintaining print and television media appearances for the Company, (iv) in coordination with the staff of Tupperware, managing ongoing public relations of the Company, (v) serving as the image representative of the Company with internal and external audiences of the Company, and (vi) serving as the Chairperson of WHO Foundation, in coordination with the staff of Tupperware. The Company recognizes that a substantial amount of the Executive's duties may be performed outside the offices of the Company. The Executive shall also perform such other
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duties (not inconsistent with the position of Chairman) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed.

          3. Compensation. (a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $300,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy. Such Base Salary shall be reviewed annually, and shall be subject to such annual increases, if any, as determined by the Compensation and Directors Committee of the Board of Directors of Tupperware (the "Committee").

          (b) Annual Bonus. During the Employment Period, the Company shall provide the Executive the opportunity to earn an annual incentive bonus (with such targets being set at reasonable levels) under Tupperware's annual bonus plan in effect from time to time, with an annual target bonus of at least 45% of the Executive's Base Salary; provided, however, in no event may the Executive receive an annual bonus in excess of 90% of the Executive's Base Salary ("Annual Bonus"). Nothing in this Section 3(b) shall be construed as limiting the Committee's right to revise, amend or terminate Tupperware's annual bonus plan in effect from time to time.

          (c) Stock Option Grants. The Company shall recommend to the Committee that, as soon as practicable following the Effective Date, the Executive be granted an option to purchase 52,500 shares of Tupperware common stock ("Common Stock"), at a price equal to the fair market value of a share of Common Stock on the date of grant. The terms and conditions of such option shall be governed by the Executive's individual stock option award agreement and the Tupperware Corporation 2000 Incentive Plan. During each year of the Employment Period commencing after 2000, the Company shall recommend to the Committee that the Executive be granted an option to purchase at least 35,000 shares of Common Stock. Any such annual stock option grants shall be subject to the terms and conditions of the Tupperware 2000 Incentive Plan or such other plan in effect from time to time and under which such options are granted to the Executive, as well as to the Committee's discretion to grant annual stock option awards generally, and which option grants shall be memorialized in Tupperware's standard stock option agreement used for officers of Tupperware, a copy of which is attached hereto as an exhibit.

          (d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans generally available to executives of the Company (including, but not limited to, medical, dental, short-term disability, long-term disability, executive life insurance and 401(k), such benefits being hereinafter referred to as the "Employee Benefits"). The Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policy for executives (which shall be at least six weeks per year for vacation) and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

          (e) Perquisites. During the Employment Period, the Company shall pay or reimburse the Executive for (i) monthly country club membership dues for the club in effect on the date of this Agreement, and (ii) an automobile consistent with the Company's current policy; provided, however, any and all such payments and/or reimbursements shall be made under the

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same terms and in the same amounts as the Executive was receiving from the
Company immediately prior to entering into this Agreement.

          (f) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper expenses incurred by the Executive in the performance of the Executive's duties hereunder.

          4. Termination. (a) Death. Upon the death of the Executive, this Agreement shall automatically terminate and all rights of the Executive and the Executive's heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive's heirs, executors or administrators, as the case may be, shall be entitled to:

          (i) accrued Base Salary through and including the Executive's date of death;

          (ii) accrued Annual Bonus through and including the Executive's date of death; and

          (iii) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company.

          (b) Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive's position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

          (i) accrued Base Salary through and including the effective date of the Executive's termination of employment;

          (ii) accrued Annual Bonus through and including the effective date of the Executive's termination of employment; and

          (iii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

In the event of any dispute regarding the existence of the Executive's incapacity or disability hereunder, the matter shall be resolved by the determination of a physician mutually agreed to by the Executive and the Chief Executive Officer of the Company. The Executive shall submit to appropriate medical examinations for purposes of such determination.

          (c) Cause. (i) The Company may terminate the Executive's employment hereunder for Cause upon written notice to the Executive (the "Cause Notice"). The Cause Notice shall state with particularity the basis for the termination of Executive

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     under this provision. Such termination for Cause shall be authorized by the
     Chief Executive Officer of Tupperware.

          (ii) For the purposes of this Agreement, "Cause" means the occurrence of any of the following events:

               (A) any intentional act of fraud, embezzlement or theft in connection with the Executive's employment, or the misappropriation of Company property;

               (B) the Executive's conviction of, or plea of nolo contendre to, a felony;

               (C) the Executive's willful disobedience of a lawful directive of the Chief Executive Officer of Tupperware, which directive is otherwise reasonable and consistent with the scope and nature of the Executive's duties and responsibilities under this Agreement;

               (D) gross negligence or willful misconduct in the performance of Executive's duties or responsibilities under this Agreement which results in a substantial loss to the Company or any of its subsidiaries, taken as a whole; or

               (E) a violation of a statutory or common law duty of loyalty to the Company, which results in a material loss to the Company or any of its subsidiaries, taken as a whole, or a violation which involves the engagement in or performance of services for a competing business which provides the same or substantially similar products as those provided by the Company or Tupperware.

          (iii) The events described in clauses (C), (D) and (E) above shall not constitute Cause unless the Company gives the Executive a written notice of such event, and the Executive thereafter fails to cure such event within 30 days after receipt of the notice.

          (iv) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

          (v) If the Company terminates the Executive's employment for Cause, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

          (d) Termination Without Cause. The Company may, at its option, terminate the Executive's employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Chief Executive Officer of the Company. If the Company terminates the Executive's employment for any such reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

          (i) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iii) hereof, inclusive; and

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          (ii)   the continuation of payment of amounts equal to the Base Salary which otherwise would have been payable hereunder had the Executive's employment hereunder not been terminated pursuant to this Section 4(d) for a period of two years.

          (e) Voluntary Termination. Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Chief Executive Officer of the Company), the Executive may voluntarily terminate the Executive's employment with the Company for any reason. If the Executive voluntarily terminates the Executive's employment pursuant to this Section 4(e), all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

          5. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with the Company, and all applicable federal employment taxes.

          6. Confidentiality. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (a) becomes publicly available, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive's duties under this Agreement. The Executive also shall abide by the terms of any and all existing or future confidentiality agreements with the Company; provided, however, in the event that there is a conflict between the provisions of this Agreement and such other agreement or agreements, the provisions of this Agreement shall govern. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive's control (together with all copies thereof).

          7. Inventions. The Executive hereby assigns to the Company the Executive's entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings, copyrightable material, trademarks and servicemarks which may be conceived by the Executive or developed or acquired by the Executive during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute

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applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. The Executive also shall abide by the terms of any and all existing or future intellectual property agreements with the Company; provided, however, in the event that there is a conflict between the provisions of this Agreement and such other agreement or agreements, the provisions of this Agreement shall govern.

          8. Representations. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

          9. Survival. Sections 6 and 7 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

          10. Arbitration. Any dispute or controversy between the Company and the Executive arising out of or relating to this Agreement shall be settled by arbitration in Texas administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

          11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 11:

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          If to the Company, to:               If to the Executive, to:
          ---------------------                -----------------------

          BeautiControl, Inc.                  Jinger L. Heath
          c/o Tupperware Corporation           10041 Hollow Way
          14901 S. Orange Blossom Trail        Dallas, Texas 75229
          Orlando, Florida 32837
          Attention: Thomas M. Roehlk

          12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          13. Entire Agreement. Except as otherwise provided in Sections 6 and 7 hereof, this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

          14. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

          15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflict of laws.

          16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          17. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       BEAUTICONTROL, INC.

                                       By:________________________________

                                       Title: ____________________________


                                       JINGER L. HEATH

                                       ___________________________________

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